Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 24, 2020, relating to the balance sheet of Fusion Acquisition Corp. as of March 10, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from March 6, 2020 (inception) through March 10, 2020, appearing in Amendment No. 3 to the Registration Statement on Form S-1, File No. 333-239023 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

June 25, 2020